Exhibit 99.1

Garrett Motion Reports First Quarter 2022 Financial Results
First Quarter 2022 Highlights
•Reported net sales totaled $901 million, down 10% on a GAAP basis and down 6% at constant currency*
•Net income totaled $88 million; Net income margin 9.8%
•Adjusted EBITDA* totaled $146 million; Adjusted EBITDA margin* 16.2%
•Net cash provided by operating activities totaled $73 million
•Adjusted free cash flow* totaled $38 million
•Updated 2022 outlook for global auto production volumes and foreign exchange rates

ROLLE, Switzerland, April 28, 2022 – Garrett Motion Inc. (Nasdaq: GTX, GTXAP), a leading differentiated technology provider for the automotive industry, today announced its financial results for the quarter ended March 31, 2022.

$ millions (unless otherwise noted)	Q1 2022	Q4 2021	Q1 2021
Net sales	901	862	997
Cost of goods sold	726	707	801
Gross profit	175	155	196
Gross profit %	19.4%	18.0%	19.7%
Selling, general and administrative expenses	53	50	55
Income (loss) before taxes	125	89	(81)
Net income (loss)	88	128	(105)
Net income (loss) margin	9.8%	14.8%	(10.5)%
Adjusted EBITDA*	146	129	176
Adjusted EBITDA margin*	16.2%	15.0%	17.7%
Net cash provided by operating activities	73	136	32
Adjusted free cash flow*	38	151	140
* See reconciliations to the nearest GAAP measure in pages 5-12.
“Garrett achieved solid first quarter results even with a slower than anticipated recovery and growing inflationary headwinds," said Olivier Rabiller, Garrett President and CEO. "In Q1 of 2022, we maintained a strong margin by delivering on productivity improvements and inflation pass-through agreements. Despite some localized outages and continued supply chain bottlenecks particularly in China, we saw strength in North America and in our global Aftermarket business. Unprecedented supply chain agility and intensive mitigation efforts helped deliver strong results across our portfolio and allowed us to further reduce net leverage and add to our strong liquidity position. We also lowered our 2022 outlook to adjust for slightly reduced volume expectations and lower Euro to Dollar exchange rates. Garrett continues to win in the marketplace and increase our investment in the future while enhancing shareholder return."
"Garrett's focus on developing technology for future powertrain needs is demonstrated by our in-house developed E-Turbo, in partnership with Mercedes-AMG recently announced in the Mercedes-AMG model SL 43. Watching this advanced technology developed for competitive racing make its debut on the street is a good example of Garrett's expertise in high-speed motors, software and controls. Separately, we are also pleased to announce a recent program award by a major global customer for Garrett's third generation fuel cell compressor to be used in future hydrogen powertrain applications."
Results of Operations

Net sales for the first quarter 2022 were $901 million representing a decrease of 10% (including an unfavorable impact of 4% due to foreign currency translation) compared with $997 million in the first quarter 2021. Net sales at constant currency decreased 6% and exclude the negative impact of $36 million from foreign currency translation. The year-over-year decrease in net sales was driven by 10% lower volumes as compared with strong first quarter 2021 results. The decrease in our sales approximated the overall decline in global light vehicle production, which reflects the ongoing semiconductor shortages on vehicle production schedules and sales volume, further accentuated by a strong first quarter in 2021 due to accumulated pent-up demand from 2020. The increased COVID-related lockdown measures implemented in China as well as recent geopolitical tensions arising from the military conflict between Russia and Ukraine also contributed to the lower sales for the quarter.

Cost of goods sold for the first quarter 2022 was $726 million compared with $801 million in the first quarter 2021 primarily due to lower volumes which contributed to a decrease of $75 million. Cost of goods sold further decreased by $33 million from benefits from our continued focus on productivity, net of $5 million of higher premium freight costs driven by supply chain disruptions, transportation constraints and volume volatility. These decreases were also partially offset by $24 million due to inflation on commodities and transportation costs and $23 million due to unfavorable product mix. R&D expenses increased by $3 million which reflects shift in investment in new technologies and increases in head count.

Gross profit totaled $175 million for the first quarter 2022 as compared to $196 million in the first quarter 2021 and the gross profit percentage for the first quarter 2022 decreased to 19.4% from 19.7% in the first quarter 2021 primarily due to lower sales volume and inflation related to commodities and transportation, and higher premium freight costs driven by supply chain disruptions, as well as higher R&D costs and foreign exchange impacts. This was partially offset by $40 million in productivity and $15 million in product mix.

Selling, general and administrative (“SG&A”) expenses for the first quarter 2022 decreased to $53 million from $55 million in the first quarter 2021 primarily due to favorable exchange rates and lower professional service fees. As a percentage of net sales, SG&A for the first quarter of 2022 was 5.9% up from 5.5% in 2021.

Interest expense in the first quarter 2022 was $23 million as compared to $21 million in the first quarter 2021. The increase is primarily due to $6 million of accretion on our Series B Preferred partially offset by $4 million of lower interest expense on our credit facilities.

Non-operating (income) expense increased to an income of $28 million in the first quarter 2022 from an expense of $26 million in the first quarter 2021. The increase is primarily related to a benefit of $26 million due to interest income associated with unrealized marked-to-market gains on interest rate swaps, as well as $33 million in foreign exchange impact on debt, which were unhedged due to restrictions placed on the Company during Chapter 11 proceedings.

Reorganization items - net was an expense of $1 million in the first quarter 2022 related to professional services for the Chapter 11 cases. In the first quarter 2021 Reorganization items - net was $174 million, of which $84 million pertained to legal and professional service fees related to the Chapter 11 cases, $79 million related to the termination of and the expense reimbursement the Stalking Horse Purchase Agreement, and $11 million related to other Chapter 11 costs including debtor-in-possession financing and the write-off of the original issue discount and deferred long-term fees on the debt.

Income before taxes in the first quarter 2022 was $125 million as compared with a loss of $81 million in the first quarter 2021.

Net Income for the first quarter 2022 was $88 million as compared to a loss of $105 million in the first quarter 2021. The increase of $193 million is primarily as a result of favorable Non-operating expense of $54 million and lower Reorganization items, net of $173 million offset by lower gross profit of $21 million.

Net income available for distribution for first quarter 2022 was $50 million as compared with a loss of $105 million in the first quarter 2021.

Net cash provided by operating activities totaled $73 million in the first quarter 2022 as compared to $32 million in the first quarter 2021 primarily due to an increase in net income, net of deferred taxes and non-cash gains related to re-organization items of $157 million, partially offset by other assets and accrued liabilities.

Expenditures for property plant and equipment totaled $29 million in first quarter 2022 as compared with $18 million in the first quarter 2021.
Non-GAAP Financial Measures
Adjusted EBITDA decreased to $146 million in the first quarter 2022 as compared to $176 million in the first quarter 2021. The decrease was mainly due to volume decreases, inflation on commodities and transportation, as well as unfavorable foreign exchange impacts, partially offset by increased productivity and a favorable mix. The Adjusted EBITDA margin decreased to 16.2% in the first quarter 2022 as compared to 17.7% in the first quarter 2021.
Adjusted free cash flow, which excludes reorganization items, repositioning charges (primarily severance costs related to internal restructuring projects) and stock compensation expense, was $38 million in the first quarter 2022 as compared with $140 million in the first quarter 2021.
Liquidity and Capital Resources
As of March 31, 2022, Garrett had $788 million in available liquidity, including $315 million in cash and cash equivalents and approximately $473 million undrawn commitments under its revolving credit facility. In the fourth quarter 2021, Garrett had $720 million in available liquidity, including $423 million in cash and cash equivalents and approximately $297 million undrawn commitments under its revolving credit facility.
As of March 31, 2022, total debt including the Series B Preferred Stock, totaled $1,412 million down from $1,618 million at the end of the fourth quarter 2021.
Emergence from Chapter 11
As previously announced, on April 30, 2021, Garrett emerged from its pending Chapter 11 cases, successfully completing the restructuring process and implementing the Plan of Reorganization (“Plan”) that was confirmed by the U.S. Bankruptcy Court for the Southern District of New York.
Full Year 2022 Outlook
Garrett is providing the following outlook for the full year 2022 for certain GAAP and Non-GAAP financial measures.

Full Year 2022 Outlook (vs. Prior Outlook)
Net sales (GAAP)	$3.5 billion to $3.7 billion (vs. $3.7 to $4.0 billion)
Net sales growth at constant currency (Non-GAAP)*	1% to 6% (vs. 4% to 13%)
Net income (GAAP)	$250 million to $295 million (vs. $295 to $340 million)
Adjusted EBITDA (Non-GAAP)*	$530 million to $590 million (vs. $590 to $650 million)
Net cash provided by operating activities (GAAP)	$405 million to $505 million (vs. $485 to $585 million)
Adjusted free cash flow (Non-GAAP)*	$330 million to $430 million (vs. $400 to $500 million)
* See reconciliations to the nearest GAAP measure in pages 6-15.
Garrett’s full year 2022 outlook, as of April 28, 2022, includes the following expectations compared to previous guidance:
•Global light vehicle auto production flat versus 2021 (down from 7% growth) due to continued semiconductor shortages and zero-COVID policy in China;
•An exchange rate of 1.08 EUR to 1.00 USD, as compared with the prior outlook exchange rate assumption of 1.13 EUR to 1.00 USD;
•Maintaining previous commitment of increased R&D investment in new technologies of approximately $18 million for the full year 2022.

Conference Call
Garrett will host a conference call on Thursday, April 28, 2022 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-877-883-0383 and the dial-in number for international callers is +1-412-902-6506. The access code for all callers is 7292007. The conference call will be broadcast over the Internet and include a slide presentation. To access the webcast and supporting materials, please visit the investor relations section of Garrett’s website at http://investors.garrettmotion.com/.

A replay of the conference call can be accessed through May 15, 2022 by dialing +1-877-344-7529 in the U.S. and +1-412-317-0088 outside the U.S., and then entering the access code 8120524. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the impact of the COVID-19 pandemic, the conflict between Russia and Ukraine, inflationary pressure on Garrett's business, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, Garrett's capital structure, anticipated new product development plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, and Garrett's outlook for 2022. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2021, and our quarterly report on Form 10-Q for the quarter ended March 31, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.
Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Free Cash Flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this presentation and our annual report on Form 10-K for the year ended December 31, 2021, and our quarterly report on Form 10-Q for the quarter ended March 31, 2022.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Christophe Mathy	Paul Blalock
+41786437194	+1 862 812-5013
christophe.mathy@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.
CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
	(Dollars in millions, except per share amounts)
Net sales	$901	$862	$997
Cost of goods sold	726	707	801
Gross profit	175	155	196
Selling, general and administrative expenses	53	50	55
Other expense, net	1	—	1
Interest expense	23	23	21
Non-operating (income) expense	(28)	(12)	26
Reorganization items, net	1	5	174
Income (loss) before taxes	125	89	(81)
Tax expense	37	(39)	24
Net income (loss)	88	128	(105)
Less: preferred stock dividend	(38)	(37)	—
Net income (loss) available for distribution	$50	$91	$(105)

Earnings (loss) per common share
Basic	$0.15	$0.29	$(1.38)
Diluted	$0.15	$0.29	$(1.38)

Weighted average common shares outstanding
Basic	64,538,527	64,818,700	75,904,898
Diluted	64,732,090	64,915,470	75,904,898

GARRETT MOTION INC.
CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2022	2021
	(Dollars in millions)
Net income (loss)	$88	$(105)
Foreign exchange translation adjustment	2	110
Changes in fair value of effective cash flow hedges, net of tax	8	1
Changes in fair value of net investment hedges, net of tax	13	—
Total other comprehensive income	23	111
Comprehensive income	$111	$6

GARRETT MOTION INC.
CONSOLIDATED INTERIM BALANCE SHEETS

	March 31,	December 31,
	2022	2021
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$315	$423
Restricted cash	5	41
Accounts, notes and other receivables – net	786	747
Inventories – net	301	244
Other current assets	73	56
Total current assets	1,480	1,511
Investments and long-term receivables	33	28
Property, plant and equipment – net	469	485
Goodwill	193	193
Deferred income taxes	278	289
Other assets	235	200
Total assets	$2,688	$2,706
LIABILITIES
Current liabilities:
Accounts payable	$1,071	$1,006
Current maturities of long-term debt	7	7
Mandatorily redeemable Series B Preferred Stock	—	200
Accrued liabilities	302	295
Total current liabilities	1,380	1,508
Long-term debt	1,166	1,181
Mandatorily redeemable Series B Preferred Stock – long-term	204	195
Deferred income taxes	24	21
Other liabilities	271	269
Total liabilities	$3,045	$3,174
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value $0.001; 245,715,735 shares issued and 245,715,735 outstanding as of March 31, 2022	$—	$—
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 64,506,104 and 64,570,950 issued and 64,506,104 and 64,570,950 outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	1,327	1,326
Retained deficit	(1,703)	(1,790)
Accumulated other comprehensive income (loss)	19	(4)
Total deficit	(357)	(468)
Total liabilities and deficit	$2,688	$2,706

GARRETT MOTION INC.

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Three Months Ended March 31,
	2022	2021
	(Dollars in millions)
Cash flows from operating activities:
Net income (loss)	$88	$(105)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Reorganization items, net	—	19
Deferred income taxes	13	4
Depreciation	22	23
Amortization of deferred issuance costs	2	2
Interest payments, net of debt discount accretion	(6)	—
Foreign exchange (gain) loss	(4)	33
Stock compensation expense	2	2
Other	12	(6)
Changes in assets and liabilities:
Accounts, notes and other receivables	(61)	(2)
Inventories	(62)	(34)
Other assets	(42)	14
Accounts payable	116	74
Accrued liabilities	—	17
Other liabilities	(7)	(9)
Net cash provided by operating activities	$73	$32
Cash flows from investing activities:
Expenditures for property, plant and equipment	(29)	(18)
Other	—	1
Net cash used for investing activities	$(29)	$(17)
Cash flows from financing activities:
Payments of long-term debt	(2)	—
Payments of debtor-in-possession financing	—	(100)
Redemption of Series B Preferred Stock	(186)	—
Payments for share repurchases	(2)	—
Debt financing costs	(6)	(1)
Net cash used for financing activities	$(196)	$(101)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	8	(30)
Net decrease in cash, cash equivalents and restricted cash	(144)	(116)
Cash, cash equivalents and restricted cash at beginning of period	464	693
Cash, cash equivalents and restricted cash at end of period	$320	$577
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	14	15
Interest paid	21	16
Reorganization items paid	2	145

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
	(Dollars in millions)
Net income (loss) — GAAP	$88	$128	$(105)
Net interest expense	(4)	15	20
Tax expense (benefit)	37	(39)	24
Depreciation	22	22	23
EBITDA (Non-GAAP)	143	126	(38)
Other expense, net (2)	1	—	—
Non-operating income (3)	(2)	(3)	(3)
Reorganization items, net (4)	1	5	174
Stock compensation expense (5)	2	2	2
Repositioning charges (6)	1	2	8
Foreign exchange loss on debt, net of related hedging loss	—	—	33
Professional service costs	—	(1)	—
Capital tax expense	—	(2)	—
Adjusted EBITDA (Non-GAAP)	$146	$129	$176

Net sales	$901	$862	$997

Net income (loss) margin	9.8%	14.8%	(10.5)%
Adjusted EBITDA margin (Non-GAAP) (7)	16.2%	15.0%	17.7%
(1)    We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income (loss) calculated in accordance with U.S. GAAP, plus the sum of net interest expense (income), tax expense (benefit) and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of non-operating expense (income), other expense, net, stock compensation expense, reorganization items, net, repositioning charges and foreign exchange loss (gain) on debt, net of related hedging loss (gain). We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Other expense, net adjustment includes the expense incurred to discount or factor the Company's receivables.
(3)    Non-operating income adjustment includes the non-service component of pension expense and other expense, net and excludes interest income, equity income of affiliates, and the impact of foreign exchange.
(4)    The Company applied ASC 852 for periods subsequent to the Petition Date to distinguish transactions and events that were directly associated with the Company's reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred during the Chapter 11 Cases are recorded within Reorganization items, net in the Consolidated Interim Statements of Operations. The Company applied U.S. GAAP for period subsequent to the Effective Date. See Note 1, Background and Basis of Presentation of Notes to the Consolidated Interim Financial Statements.
(5)    Stock compensation expense adjustment includes only non-cash expenses.
(6)    Repositioning charges adjustment primarily includes severance costs related to restructuring projects to improve future productivity.
(7)    Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended March 31,
	2022	2021
Garrett
Reported sales % change	(10)%	34%
Less: Foreign currency translation	(4)%	8%
Constant currency sales % change	(6)%	26%

Gasoline
Reported sales % change	(7)%	46%
Less: Foreign currency translation	(2)%	10%
Constant currency sales % change	(5)%	36%

Diesel
Reported sales % change	(19)%	31%
Less: Foreign currency translation	(5)%	10%
Constant currency sales % change	(14)%	21%

Commercial vehicles
Reported sales % change	(10)%	31%
Less: Foreign currency translation	(3)%	5%
Constant currency sales % change	(7)%	26%

Aftermarket
Reported sales % change	15%	11%
Less: Foreign currency translation	(4)%	5%
Constant currency sales % change	19%	6%

Other Sales
Reported sales % change	(24)%	13%
Less: Foreign currency translation	(5)%	6%
Constant currency sales % change	(19)%	7%
(1)    We previously referred to “constant currency sales growth” as “organic sales growth.” We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. This is the same definition we previously used for “organic sales growth”. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
	(Dollars in millions)
Net cash provided by operating activities	$73	$136	$32
Expenditures for property, plant and equipment	(29)	2	(18)
Net cash provided by operating activities less expenditures for property, plant and equipment	44	138	14
Stalking horse termination reimbursement	—	—	79
Chapter 11 professional service costs	2	8	66
Chapter 11 related cash interests (2)	—	—	3
Stock compensation cash	—	—	1
Repositioning cash	2	7	2
Factoring and P-notes	(10)	(2)	(25)
Adjusted free cash flow (Non-GAAP) (3)	$38	$151	$140
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including Chapter 11 related items and cash flow impacts for factoring and guaranteed bank notes activity.
(2)     Chapter 11 related cash interests increased by $3 million, after full reconciliation of all reorganization items done in Q4 2021.
(3)     Adjusted free cash flow for the three months ended March 31, 2021 was restated to reflect updated definition which excludes liquidity actions such as sales of receivables.

Full Year 2022 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2022 Full Year
	Low End	High End
Reported net sales (% change)	(4%)	1%
Foreign currency translation	(5%)	(5%)
Full year 2022 Targeted Net Sales Growth at Constant Currency (Non-GAAP)	1%	6%

Full Year 2022 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2022 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$250	$295
Net interest expense	86	86
Tax expense	85	100
Depreciation	97	97
EBITDA (Non-GAAP)	518	578
Non-operating income	(2)	(2)
Reorganization items, net	1	1
Stock compensation expense	8	8
Repositioning charges	5	5
Full Year 2022 Outlook Adjusted EBITDA (Non-GAAP)	$530	$590

Full Year 2022 Outlook Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow

	2022 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$405	$505
Expenditures for property, plant and equipment	(90)	(90)
Cash payments for restructuring	13	13
Non-recurring cash items	2	2
Full year 2022 Outlook Adjusted Free Cash Flow (Non-GAAP)	$330	$430